FORM OF
COMPENSATION PROTECTION AND RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants and Compensation Protection Agreement (“Agreement”) is entered into between CARNIVAL CORPORATION (and its subsidiaries and affiliates, collectively, the “Employer”), and _____________ (the “Employee”) effective August 6, 2025. In consideration for Employee’s continued employment by Employer, which the Employee acknowledges to be good and valuable consideration for the Employee’s obligations hereunder, Employee agrees as follows:
1.    Rationale for Restrictions. Employee acknowledges and agrees that the items/points set forth in this Agreement are reasonable and necessary to protect Employer’s legitimate business interests. Employee also acknowledges and agrees to the following:
(a)    Employer engages in the global business of the operation of multi-night passenger cruises.
(b)    During the course of his/her employment, Employee will establish substantial relations and contacts with the principal Customers and Prospective Customers (defined below), employees, and vendors of Employer, and using the resources, goodwill, and Confidential Information (defined below) of Employer.
(c)    Employer will provide to Employee, specialized training, tools and resources, including certain Confidential Information belonging to Employer, to enable Employee to perform services on Employer’s behalf.
(d)    In the performance of Employee’s job duties, Employee has or will have access to and be entrusted with, trade secret, proprietary, and valuable Confidential Information belonging to Employer.
(e)     The business in which Employer operates is highly competitive in terms of Customers and Prospective Customers, services, products, costs, and suppliers, and therefore, Employee and Employer recognize that Employer has a legitimate business interest in protecting the advantages it has developed at great effort and expense, including those set forth above.
2.    Confidentiality and Non-Disclosure.
(a)    Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean and include, without limitation, all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Employer and its business and operations, including without limitation, any trade secrets or know how (including designs, plans, procedures, processes, and research records), computer software programs in both source code and object code form (including, without limitation, programs) and any rights relating thereto, information relating to any product (whether actual or proposed), development (including any improvement, advancement or modification thereto), technology, technique, process or methodology, any sales, promotional or marketing plans, research, creative ideas and execution of those ideas (for example, slogans, themes, and strategies), design information, advertising campaigns, media plans, programs, techniques, models, concepts, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), business forms, systems, accounts, projections, templates, training materials, pro formas, financing, potential sources of financing, any operational and management guidelines, any corporate and commercial policies, any cost, pricing or other financial data or projections, unpublished financial information, customer, vendor, and supplier lists, the identity and background of any customer, investor, prospect or supplier, identity of projects/property (whether acquired, under contract to be acquired, or to be acquired in the future), customer information, account logins and passwords for social media websites, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Employer to a third party or any other information that Employer may, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf.

(b)    Use of Confidential Information/Non-Disclosure. Employee agrees and covenants to treat all Confidential Information as strictly confidential. In addition, during the period of employment with Employer and continuing after the termination of such employment, regardless of the reason, Employee shall not, unless otherwise specifically authorized by Employer’s CEO and as is reasonably necessary in the ordinary course of performing duties on behalf of Employer, at any time, in any fashion, form, or manner, either directly or indirectly, use, divulge, disclose, sell, make available, or communicate to any person, firm, corporation, or other third party, any Confidential Information of any kind, nature, or description. Employer’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement. Employee understands that he/she is expressly prohibited from posting on Social Media Accounts (defined below) any of Employer’s Confidential Information and understands that such information may not be used or disclosed for any purpose other than on behalf of Employer, including through Social Media Accounts. These restrictions apply whether or not any Confidential Information is marked “confidential.” Furthermore, Employee agrees not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Employer, except as required in the performance any of the Employee’s authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of Employer in each instance. Employee understands and acknowledges that Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after Employee’s employment by Employer until the Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or a breach by those acting in concert with Employee or on Employee’s behalf.
(c)    Compliance with Employer Policies. Employee agrees to comply with Employer’s policies and procedures regarding use of Employer equipment, technology and portable communication devices.
(d)    Ownership of Confidential Information. Employee acknowledges that Employer’s Confidential Information constitutes special, unique and valuable property of Employer developed over significant time and with significant expense. Confidential Information includes not only information disclosed by Employer and/or its affiliates, subsidiaries and licensees to Employee, but also information developed or learned by Employee during the course of, or as a result of, his/her employment with Employer. Employee acknowledges that such Confidential Information is and shall remain the exclusive property of Employer, regardless of whether such information is or may be subject to protection under any federal or state copyright, patent, trade secret or other laws, it being the specific intent of the parties that the provisions of this Agreement are to be in addition to any protection, right or remedy otherwise provided by law or available in equity. Employee acknowledges that items of Confidential Information are Employer’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of Employer. Employee acknowledges that the Confidential Information is and has been the subject of efforts that are reasonable under the circumstances to maintain its confidentiality.
(e)    Return of Documents and Property. Upon termination of his/her employment with Employer, regardless of the reason, or upon request, Employee agrees to inventory and deliver, within three (3) business days, to Employer’s Chief Human Resources Officer at Employer’s corporate office in Miami Dade County, Florida, all Employer property and Confidential Information of any nature which is in his/her possession or control and which relates to Employee’s employment or the activities of Employer. For avoidance of doubt, the Confidential Information and other Employer property referred to in this Agreement includes, but is not limited to, correspondence, letters, notes, training materials, customer lists, price lists, vendor lists, reports, appointment books, customer files and records, sketches, drawings, proposals, manuals, notebooks, diaries, reports, photographs, films, manuals, storage devices, iPads, tablets, portable communication devices, other portable electronic devices, and computer software media. Employee shall not keep or retain any copies or duplications, in any form, of the items covered by this provision. In addition, Employee agrees upon request by Employer and, in any event, upon termination of his/her employment (for any reason), that he/she will immediately delete all Confidential Information from his/her personal cellular telephone, smart phone, laptop computer, computer, electronic device, portable communication device, and similar storage devices and cloud data storage platforms (if any), and will do so under the supervision of Employer or its designee if so requested. Employee agrees that the return of Confidential Information along with the detailed inventory as contemplated by this paragraph is a material term of this Agreement and agrees that time is of the essence with respect to the return of the Confidential Information as required by this paragraph.
3.    Avoidance of Unfair Competition.
(a)    Legitimate Business Interests and Geographic Scope. Employee acknowledges that (i) Employer engages in the competitive cruise operation business worldwide (“Geographic Territories”); (ii) Employee’s services are of a special, unique, extraordinary and intellectual character, and are of particular significance to Employer; (iii) Employee’s position with Employer places him/her in a position of confidence and trust with and Employee will actually engage with Employer’s Customers and Prospective Customers, employees, vendors, and suppliers; (iv) Employee’s position with Employer provides him/her with access to and the Employee will actually receive Confidential Information of Employer, which is valuable and material to the business and competitive position of Employer; and (v) Employer’s business and goodwill extends throughout the Geographic Territories. Therefore, Employee agrees to refrain from the activities listed in Section 3(b) below throughout the Geographic Territories and acknowledges that this geographic scope is reasonable and necessary to protect Employer’s legitimate business interests. Employee acknowledges and agrees this Section 3(a) is intended to encompass any activity or conduct undertaken within the Geographic Territories, as well as any activity or conduct directed toward the Geographic Territories from inside or outside that area, regardless of the actual physical business address or location of Employee at the time the activity or conduct is undertaken.
(b)    During Employment and After Employment. Employee agrees that during his/her employment and for a period of one (1) year (“Restrictive Period”) after the termination of Employee’s employment with Employer, regardless of the reason, Employee will not, directly or indirectly, as a principal, agent, partner, employee, owner, individual proprietor, officer, director, independent contractor, joint venture, stockholder (other than as a passive investor owning less than one percent (1%) of a publicly-traded corporation), member, consultant, investor (including passive investments), lender or in any other capacity:
(i)    Engage or participate in any business, whether for profit or non-profit, that competes in the Geographic Territories or plans to compete in the Geographic Territories with Employer;
(ii)    Provide any services similar to the services Employee provided to Employer during the 3-year period preceding the commencement of the Restrictive Period for any business, whether for profit or non-profit, that competes with Employer;
(iii)    Request or advise any person who is a Customer or vendor of Employer to withdraw, curtail, or cancel any such Customer’s or vendor’s business with Employer; and
(iv)    Engage in any additional related or other businesses that Employer engaged in during Employee’s employment or at the time of Employee’s separation, including by working for or providing services to any company engaged, directly or indirectly, in any of the foregoing activities.
    For purposes of this Agreement, “Customers” and “Prospective Customers” mean individual people as well as the entity employing those individuals or the entity for which such persons provide services, whom Employee personally called upon or otherwise had contact with or performed services for on behalf of Employer within two (2) years prior to the date of Employee’s separation from employment for any reason.
Employee acknowledges that Employee’s education and experience enables Employee to obtain employment in many other areas of endeavor and business and to work for different types of employers, so it will not be necessary for Employee to violate the provisions of this Section 3 to remain economically viable or avoid economic harm to Employee.
4.    Non-Solicitation of Employees.
(a)    Legitimate Business Interest. Employee recognizes that Employer’s employees are of great value to Employer and that Employer invests substantial time and expense in locating, recruiting, developing, training and retaining its employees. In addition, Employee acknowledges that his/her position with Employer is such that he/she is privy to Confidential Information and Employer’s employees (including specific information regarding Employer’s employees not available outside Employer’s business), all of which have great competitive value to Employer. Employee also recognizes that any attempt to induce others to leave Employer’s employ, or an effort by Employee to interfere with Employer’s relationships with other employees, would be harmful and damaging to Employer.
(b)    During Employment and After Employment. Employee will not at any time during Employee’s employment by Employer and for a period of one (1) year following termination (for any reason), directly or indirectly, and whether or not for compensation:
(i)    hire, offer to hire, employ, engage, entice, solicit, seek to induce, influence, urge, conspire with, or otherwise attempt to induce or encourage any person or entity who is or was an employee of Employer (within the prior six months), whether on behalf of Employee or on behalf of others with whom Employee may become employed, to leave Employer’s employ or terminate his/her relationship with Employer (regardless of who first initiates the communication);
(ii)    hire, offer to hire, employ, engage, entice, solicit, seek to induce, influence, urge, conspire with, or otherwise attempt to induce or encourage any person or entity who is or was a consultant or independent contractor of Employer, whether on behalf of Employee or on behalf of others with whom Employee may become employed or engaged, to terminate their provision of services on behalf of Employer (regardless of who first initiates the communication); and
(iii)    disrupt, impair, damage or interfere with Employer’s relationship with any employee, independent contractor, consultant, agent or other personnel of Employer.
5.    Non-Solicitation of Customers and Prospective Customers.
(a)    Legitimate Business Interest. Employee recognizes that information about Employer’s Customers and Prospective Customers, as well as Employer’s relationships with its Customers and Prospective Customers, are of great value and importance to Employer and have been developed by Employer for its exclusive benefit. Employee understands and acknowledges that the loss of any such customer relationship or goodwill will cause significant and irreparable harm to Employer.
(b)    During Employment and After Employment. Employee will not at any time during Employee’s employment by Employer and for a period of one (1) year following termination of his/her employment (for any reason), directly or indirectly (that is, by aiding or assisting anyone else), either for Employee’s own benefit or purpose or for the benefit or purpose of any person or entity other than Employer, and whether or not for compensation:
(i)    solicit or contact any of Employer’s Customers or Prospective Customers for the purpose of obtaining business for any entity directly or indirectly in competition with Employer (or its affiliates);
(ii)    offer to provide or provide the same or similar services or products provided by Employer to Employer’s Customers or Prospective Customers on behalf of anyone other than Employer (or its affiliates);
(iii)    solicit or induce any Customers or Prospective Customers to patronize any business directly or indirectly in competition with Employer; or
(iv)    encourage, request, or advise any Customers or Prospective Customers to discontinue, withdraw, curtail or cancel, in whole or in part, any business and/or communications with Employer.
    For purposes of Sections 3, 4, and 5 this Agreement, Employee acknowledges and agrees that “solicitation” covers all forms of oral, written, or electronic communication, including, but not limited to, communications by e-mail, regular mail, express mail, telephone, fax, instant message, and social media including, but not limited to, LinkedIn, Facebook, X [formerly known as Twitter], Instagram, and other social media/social networking accounts (collectively, “Social Media Accounts”). However, it will not be deemed a violation of this Agreement if Employee merely updates the Employee’s LinkedIn profile/social media status to reflect Employee’s new employment or shares content from

Employee’s new employment, including open positions, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.
6.    Non-Disparagement. Subject to Section 8, Employee shall not, during and after Employee’s employment with Employer ceases, for any reason, make any intentionally false, reckless or maliciously untrue or disparaging remarks, comments, or statements, orally or in writing, about Employer (including its management or employees) or any products or services offered by Employer, or knowingly engage in any other conduct or make any other knowingly false statement, comment, or remark that is likely to impair the goodwill or reputation of Employer (including its management or employees), to any person or entity (including, but not limited to, any current or former employees, customers, contractors or vendors of Employer); to the print, broadcast or internet media; or on any internet site, social networking site (such as LinkedIn, Facebook, Instagram or X [formerly known as Twitter]), blog, message board or chat room.
7.    Rights and Remedies upon Breach. If Employee breaches, or threatens to breach, any restrictive covenant provisions of this Agreement, Employer shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable. All of these rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or equity.
(a)    Tolling. The running of the time periods specified in Sections 3, 4, and 5 shall be tolled and suspended during such time as Employee is in violation of such sections and shall begin to run again on the date upon which judicial relief for such violation is granted to Employer.
(b)    Specific Performance and Injunctive Relief.
(i)    Employer and Employee stipulate that, as between them, the restrictive covenants contained in Sections 2 through 5, and 9, are important and material and gravely affect the effective and successful conduct of the business of Employer, and that a suit for damages upon actual or threatened violation or breach of any of the provisions of this Agreement will be inadequate. Employee further acknowledges that an actual or threatened violation of the covenants contained in Sections 2 through 5, and 9, would cause irreparable injury to Employer. Employee agrees that, in the event of any violation or breach, or threatened violation or breach, of any or all provisions of this Agreement, Employer shall have the right and remedy to have all provisions of this Agreement specifically enforced by a court of competent jurisdiction, including obtaining an injunction to prevent any violation thereof, it being acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will be difficult to ascertain and will not provide an adequate remedy to Employer.
(ii)    Employer and Employee agree that if Employer is seeking to enforce a “covered noncompete” as defined in the CHOICE Act (discussed below in Section 12), then the remedies shall include the court’s entering of a preliminary injunction against Employee for any violation or breach, or threatened breach or violation of the noncompete provision in Section 3. Employee acknowledges that such injunctive relief is not an exclusive remedy, and that Employer is entitled to recovery of all available monetary damages for all available claims against Employee. In addition, if a court deems that the noncompete restriction in Section 3 is not a “covered noncompete agreement,” then the restriction in Section 3 and the remedies for a breach or threatened breach thereof shall be governed by Florida Statutes Section 542.335 and as discussed infra in Section 7.(b)(i).
(c)    Reasonableness. Employee agrees that the covenants contained herein are reasonable and necessary to protect the goodwill and legitimate business interests of Employer. Employer and Employee agree that the covenants contained herein are severable and separate, and the unenforceability of any specific covenant therein will not affect the validity of any other covenant. If any of covenants contained in Sections 2 through 5, and 9 are held to be unenforceable, such covenants shall be interpreted to extend to the maximum time and scope for which it may be enforced as determined by a court making such determination, and such covenants shall only apply in its reduced form to the operation of such covenants in the particular jurisdiction in which such adjudication is made.
(d)    Independent Covenants. Employee acknowledges and agrees that the provisions of this Agreement are construed as agreements independent of any other agreement or understanding regarding Employee’s employment with Employer. Employee further agrees that the existence or assertion of any other claim, cause of action, defense or dispute by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement of Employee’s promises and obligations in this Agreement. In addition, the restrictive covenants in this Agreement are independent of any other provision in any other agreement between Employee and Employer, and independent of the existence of any claim or cause of action by Employee against Employer. Further, an action unrelated to the restrictive covenant provisions shall not constitute a defense to the enforcement of this Agreement.
(e)    Accounting. Employee acknowledges that Employer shall have the right and remedy to require Employee to account for and pay over to Employer all compensation, profits, money, accruals, increments or other benefits derived or received by Employee as a result of any transactions constituting a breach of the restrictive covenants in this Agreement.
8.    Exceptions to Confidentiality Provisions; Non-Disparagement, Whistleblower Protections; Right to Disclose Certain Information. Nothing in this Agreement prohibits Employee from:
(a)    Reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal and state law or regulation, including the Defend Trade Secrets Act, which gives Employee immunity from federal and state civil and criminal liability for disclosures of trade secrets. Under the Defend Trade Secrets Act, Employee has the right to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law; and (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Employee does not need prior authorization from Employer to make any such reports or disclosures and is not required to notify Employer that he or she has made such reports or disclosures;

(b)    Filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), Securities and Exchange Commission (“SEC”), or any other federal, state, or local agency or department and communicating with the EEOC, DOL, NLRB, SEC, and comparable state or local agencies (whether such communication is initiated by the Employee or in response to the government); and

(c)    Testifying truthfully pursuant to any government or regulatory investigation or pursuant to subpoena or other court order.

9.    Agreements with Respect to Ownership of Work Product.

(a)    Ownership of Rights. Employee agrees and acknowledges that all: (i) Work Product (defined below) that is conceived, created, designed, developed or contributed by Employee in his/her capacity as an employee of Employer is deemed to be within the scope of his/her employment; and (ii) “works made for hire” under the United States Copyright Act (or other applicable statute), and all worldwide rights, title, and interest in and to any and all Work Product, shall be and remain the exclusive property of Employer, free from any legal or equitable claim of right, title, or interest which Employee might have in or with respect thereto. “Work Product” shall mean and include, without limitation, any and all products, designs, works, discoveries, inventions and improvements, and other results of Employee’s employment by Employer (including without limitation, any Programs), that may be conceived, developed, produced, prepared, created or contributed to (whether at Employer’s premises or elsewhere) by Employee, acting alone or with others, during the period of his/her employment by Employer (or at any time after the termination of Employee’s employment by Employer if derived from, based upon or relating to any Confidential Information).

(b)    Assignment of Rights. Employee acknowledges that all Work Product that is not covered by subparagraph (a) above shall be deemed to have been specifically ordered or commissioned by Employer, and in consideration of the compensation and other benefits provided by Employer to Employee, Employee hereby assigns, transfers and conveys to Employer any and all worldwide right, title, and interest that he/she may have in or to the Work Product, including without limitation, any right, title and interest in or to the Work Product arising under trade secret, copyright, mask work, patent laws or any other laws. During and after the term of Employee’s engagement by Employer, Employee shall from time to time and when requested by Employer and at Employer’s expense, but without further consideration to Employee: (i) execute all paper and documents and perform all other acts necessary or appropriate, in the sole discretion of Employer, to evidence or further document Employer’s ownership of the Work Product and the above-mentioned proprietary rights therein; and (ii) assist Employer in obtaining, registering, maintaining and defending for Employer’s benefit (which defense shall be at Employer’s expense) all patents, copyrights, mask work rights, trade secret rights and other proprietary rights in and to the Work Product in any and all countries as Employer may determine in its sole discretion. Employee agrees that if for any reason he/she fails to fulfill such obligations, Employer may complete and execute any such documents in Employee’s name and on his/her behalf.

10.    Notice to Future Employers and of Future Employment. During Employee’s employment with Employer and the one (1) year period after the termination of Employee’s employment with Employer for any reason, Employee shall inform each prospective employer, partner, associate or any other person or entity with whom Employee becomes associated in any business capacity whatsoever, of the provisions of this Agreement. Before accepting any position which is or may be inconsistent with the foregoing, Employee shall provide prior written notice to Employer’s CEO of Employee’s intent to accept such position and the person or entity with whom Employee intends to accept such position, so that Employer may evaluate whether such employment is inconsistent with this Agreement and presents a threat to Employer’s legitimate business interests, and to permit Employer to take any necessary steps to retrieve its Confidential Information and property. In addition, Employee consents to Employer notifying any and all of Employee’s future employers or prospective employers of the existence of this Agreement and holds Employer harmless in the event Employer takes such action.
11.    Compensation Protection. If Employee is terminated without “Cause” (defined below), involuntarily terminated due to a position elimination, adverse impact reassignment, reduction of base pay by 10% or target compensation of 15%, or terminated upon mutual agreement of Employer and Employee, Employer shall pay Employee an amount equal to the sum of (i) 1 multiplied by the Base Salary and (ii) 0.5 multiplied by the Target Bonus, payable over a one (1) year period following Employee’s termination in substantially equal installments in accordance with Employer’s normal payroll practices, subject to all applicable taxes and withholdings. “Base Salary” shall be defined as the annualized base salary appearing on Employee’s Compensation Change Statement for the compensation cycle in which separation occurs. “Target Bonus” shall be defined as the bonus target value appearing on Employee’s Compensation Change Statement for the compensation cycle in which separation occurs. It shall be a condition to Employee’s right to receive the amounts provided for in this Section 11 hereof that Employee execute and deliver to Employer an effective Separation Agreement and General Release of All Claims (“Release”) prepared by and agreeable to Employer, which includes a waiver and general release of all claims against Employer and the Released Parties (defined in the Release), within 21 days (or, to the extent required by law, 45 days) following the date of Employee’s termination and that Employee not revoke such Release during any applicable revocation period.
For purposes of this Agreement, “Cause” shall be determined solely by Employer, and includes, but is not limited to, the occurrence of one or more of the following events:
(a)    Employee’s willful failure or refusal to substantially perform his/her duties with Employer (other than such failure resulting from incapacity due to physical or mental disability or illness);
(b)    Employee’s failure to perform his/her duties in a satisfactory manner, as determined by the CEO;
(c)    Employee’s failure to comply with any job-related, lawful directive by Employee’s supervisor;
(d)    Employee’s willful engagement in dishonesty, breach of trust, unethical business conduct, illegal conduct or gross misconduct;
(e)    Any act of theft, embezzlement, fraud, or misappropriation from Employer or its affiliates, by Employee, whether or not related to Employee’s employment with Employer;
(f)    Employee’s arrest or conviction of, indictment for, or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, fraud or misrepresentation (whether or not related to Employee’s employment with Employer);

(g)    Employee’s material breach of any material obligation under any written agreement with Employer or its affiliates or under any applicable policy of Employer (including any code of conduct or harassment policies), and Employee’s failure to correct the same (if capable of correction, as determined by the CEO);
(h)    Employee’s use, possession, or being under the influence of illegal drugs (or abuse of prescription drugs) on Employer premises or at an Employer-sponsored event;
(i)    Any reasonably substantiated allegation(s) of child abuse or neglect made against Employee;
(j)    Employee’s willful unauthorized disclosure of Confidential Information (as defined in this Agreement);
(k)    Continued or excessive absences or tardiness, after an official warning has been issued to Employee and failure to cure (not including any authorized leaves of absence, FMLA leave, or absences that are a result of an accommodation under the Americans with Disabilities Act or Pregnant Workers Fairness Act, or applicable Florida law);
(l)    Employee’s willful misconduct or gross negligence with respect to any material aspect of Employer’s business or a material breach by Employee of his/her fiduciary duty to Employer or its affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on Employer or its affiliates;
(m)    Failure to cooperate in an internal investigation;
(n)    The commission of any act by Employee, whether or not performed in the workplace, which subjects or, if publicly known, would likely be detrimental or damaging materially to Employer; and
(o)    Employee’s material breach of any obligation under this Agreement or any other written agreement between the Employee and Employer.
For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by Employer’s Board of Directors or upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interest of Employer.
12.    Clawback. Employee agrees to be bound by the provisions of any recoupment or clawback policy that the Employer may adopt from time to time that by its terms is applicable to the Employee, including the Employer's Clawback Policy.
13.    Compliance with the CHOICE Act. The following information is required by the Florida Contracts Honoring Opportunity, Investment, Confidentiality, and Economic Growth (“CHOICE”) Act:
(a)    Time Period to Consider. Employee acknowledges that he/she received a copy of this Agreement on July 24, 2025, and has had at least seven (7) calendar days to consider and accept the terms of this Agreement, although Employee may sign it sooner if desired. To accept this Agreement, Employee must sign and date this Agreement and then return the signed Agreement to _____________ via Docusign.
(b)    Consultation with Counsel. Employee has the right to seek counsel before execution of this Agreement.
(c)    Employee Acknowledgement. Employee acknowledges that in the course and scope of his/her employment with Employer, Employee will receive confidential information or customer relationships.

(d)    Noncompete Restrictions. During the Restrictive Period, Employee acknowledges that he/she shall not perform any work similar to the services he/she provided to Employer during the three (3)-year period preceding the commencement of the Restrictive Period, or use Confidential Information or customer relationships of Employer.
14.    Compliance with Section 409A. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment to the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. In no event whatsoever shall Employer be liable for any tax, interest or penalties that may be imposed on Employee under Section 409A. In addition, Employer shall have no obligation to indemnify or otherwise hold Employee harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. Employee acknowledges that he/she has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
15.    Employment At-Will. Nothing in this Agreement confers upon Employee any right to continue his/her relationship with Employer, nor shall it give Employee the right to be retained in the employ of Employer or interfere with or otherwise restrict in any way the rights of Employer, which rights are hereby expressly reserved, to terminate Employee’s employment or relationship at any time for any reason.
16.    Notices. All Notices hereunder to the parties hereto shall be in writing sent by express delivery by nationally recognized courier (e.g. Federal Express, UPS) or sent by certified mail, return receipt requested, (first class postage prepaid) or guaranteed overnight delivery addressed to the respective parties at the following addresses:

EMPLOYER:	Carnival Corporation 3655 NW 87th Avenue Miami, FL 33178 (or the address of the new Global Headquarters once established) Attention: Chief Human Resources Officer
EMPLOYEE:
Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day mailed first-class postage paid, then on the third business day following such mailing or if sent express delivery on the next business day following such delivery.
17.    Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
18.    Assignment. Employee consents to assignment by Employer of its rights and obligations under this Agreement to any subsidiary or corporate affiliate, or to any successor or assign, and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure of Employer. Employee consents to enforcement of this Agreement by any person or entity who receives Employer’s rights under this Agreement. Employee may not assign any of his/her rights or obligations under this Agreement.
19.    No Conflicting Agreements. Employee represents and warrants that he/she is not a party to any contract, agreement or covenant (such as a non-compete, non-solicitation, or confidentiality agreement) with any individual or entity, and does not owe any fiduciary duty or obligation to any individual or entity, that operates to restrict in any way Employee’s right or ability to work for or provide services for Employer. Employees also represents and warrants that he/she will not bring and has not brought with himself/herself to Employer, and that he/she will not use in the course and scope of his/her employment with Employer any confidential, proprietary and/or trade secret materials, documents or information that Employee obtained from a former employer or other individual or entity, without the express written authorization of the pertinent former employer or other individual or entity. Employee further represents and warrants that during his/her employment with Employer, Employee will comply with and will not breach any obligations and duties that Employee may owe to any former employer or other individual or entity under any contract, agreement or restrictive covenant, including, but not limited to, any obligation and duty to maintain the confidentiality of that employer’s or entity’s business information.
20.    Choice of Law and Venue. This Agreement, its interpretation, and all questions concerning the execution, validity, capacity of the parties and the performance of this Agreement, shall be governed solely by the laws of the State of Florida, without regard to any choice of law principles that might direct application of the laws of any other jurisdiction. The parties agree that any and all actions arising out of, based upon or relating to this Agreement or Employee’s employment with Employer may be brought solely in the state or federal courts located in Miami-Dade County, Florida. Employee expressly and irrevocably: (i) consents to the exclusive jurisdiction of such Florida courts; (ii) agrees that this Agreement is entered into in the State of Florida and any breach of this Agreement shall be deemed a breach of a contract in the State of Florida pursuant to Florida Statutes Section 48.193(1)(a) or any similar statute or amendment enacted by the Florida legislature; (iii) agrees that he is subject to personal jurisdiction in such Florida courts, and that he/she has the requisite contacts with the State of Florida such that the exercise of personal jurisdiction complies with Florida’s long arm statute and the requirements of due process; (iv) agrees that venue is appropriate in such courts; (v) waives any defense or objection based on a lack of personal jurisdiction; (vi) waives any argument that such courts are an improper venue or an inconvenient forum; and (vii) agrees that in the event any action arising out of, based on or relating in any way to this Agreement or his/her employment with Employer is instituted in any court other than the state or federal courts located in Miami-Dade County, Florida, that he/she will not object to, but rather will affirmatively consent to, Employer’s efforts to have such action dismissed or, if appropriate, transferred to the appropriate state or federal court located in Miami-Dade County, Florida.
21.    Waiver. The obligations of Employee under this Agreement shall survive termination of Employee’s employment or engagement with Employer. Any failure on the part of Employer to insist upon the performance of this Agreement or any part hereof shall not constitute a waiver or modification of any right under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right. The parties agree that the covenants included in this Agreement are, taken as a whole, reasonable in their duration and scope and necessary to protect the present and prospective interests of Employer, and it is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under law and equity where enforcement is sought. Further, Employee acknowledges that the covenants included in this Agreement are the least restrictive means to protect Employer’s legitimate business interests.
22.    Severability. The invalidity or unenforceability or any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement, or any part thereof, is held by a court in a judicial proceeding to be unenforceable because of the duration of such provision, the parties agree that the court making such determination shall have the power to reduce the duration of such provision, and/or to delete specific words or phrases to the extent necessary to permit the remaining covenants to be enforced, and in its reduced form, such provision shall then be enforceable and shall be enforced.
23.    Amendment or Modification. This Agreement shall not be amended, revoked, altered or modified in whole or in part, except by an agreement in writing signed by the parties.
24.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer. No hand-marked or interlineated modifications shall constitute a part of this Agreement. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment regardless of the manner of such termination and shall be binding on Employee, his/her heirs, legatees, personal representatives, executors, administrators, and legal representatives.
25.    JURY TRIAL WAIVER. EACH PARTY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH THE EMPLOYER.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

____________________________: Signature Print Name: Date Signed:	CARNIVAL CORPORATION: By: Print Name: Print Title: Date Signed: